UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 29, 2011

SANTARO INTERACTIVE ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Nevada	333-165751	0001487347
(State or other jurisdiction	(Commission File Number)	(Central Index Key)
of incorporation)

901C, 9th Floor, Building 4, Courtyard 1
Shangdi East Road, Haidian District, Beijing 100025
(Address of principal executive offices, including zip code)

15911041464
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On April 29, 2011, Santaro Interactive Entertainment Company (the “Company”) entered into an agreement (the “Agreement”) with Mr. Zhilian Chen and Cixi Yide Auto Co., Ltd. (Collectively the “Creditor”) whereby, as a contribution to the capital of Beijing Sntaro Technology Co., Ltd, the Creditor surrendered all rights to collect or otherwise enforce repayment of a debt in the principal amount of U.S. $4,460,365.85, including any interest due thereupon (the “Debt”).

The Company had incurred the Debt as a result of loans made to Beijing Sntaro Technology Co., Ltd, from its inception date through October 18, 2010.  The loans were made by Cixi Yide Auto Co., Ltd. together with Mr. Chen, the Company’s President and Director.  Mr. Chen is the controlling party of Cixi Yide Auto Co., Ltd.  The Company exercises control over Beijing Sntaro Technology Co., Ltd through the Company’s wholly owned subsidiary, Santaro Holdings, Ltd.

The Agreement was unanimously approved by the Company’s Board of Directors on April 29, 2011, with the exception of Mr. Chen who did not participate in the vote.

Item 1.02 Termination of a Material Definitive Agreement.

On April 29, 2011, pursuant to the Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company’s agreement to repay the sum of $4,460,365.85 to the Creditor was terminated. As a result, there are no remaining rights or obligations relating to $4,460,365.85 loaned by the Creditor to Beijing Sntaro Technology Co., Ltd., from Beijing Sntaro Technology Co., Ltd’s inception through October 18, 2011.

Item 9.01   Financial Statement and Exhibits.

(d)	Exhibits.

Exhibiti 10.1		Contribution to Capital Agreement between Mr. Zhilian Chen, and Cixi Yide Auto Co., Ltd.; and Santaro Interactive Entertainment Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2011

SANTARO INTERACTIVE ENTERTAINMENT COMPANY

By:	/s/ Zhilian Chen
Name:	Zhilian Chen
Title:	President and Director